As filed with the Securities and Exchange Commission on December 21, 2018

Registration No. 333-223314

Registration No. 333-216675

Registration No. 333-210035

Registration No. 333-202792

Registration No. 333-194366

Registration No. 333-190514

Registration No. 333-172121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER THE

SECURITIES ACT OF 1933

ENDOCYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-1969-140
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(Address of Principal Executive Offices) (Zip Code)

ENDOCYTE, INC. 2010 EQUITY INCENTIVE PLAN

ENDOCYTE, INC. 2010 EMPLOYEE STOCK PURCHASE PLAN

ENDOCYTE, INC. 2007 STOCK PLAN

ENDOCYTE, INC. 1997 STOCK PLAN

(Full title of the plan)

Michael A. Sherman

President and Chief Executive Officer

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

(Name and address of agent for service)

(765) 463-7175

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements of Endocyte, Inc. (the “Company”), each pertaining to the registration of the described number of shares of common stock of the Company offered under certain employee benefit and equity plans, originally filed on Form S-8 and as amended from time to time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan	Shares of Common Stock Initially Registered
333-223314	February 28, 2018	Endocyte, Inc. 2010 Equity Incentive Plan	1,494,294
333-216675	March 14, 2017	Endocyte, Inc. 2010 Equity Incentive Plan	864,744
333-210035	March 9, 2016	Endocyte, Inc. 2010 Equity Incentive Plan	1,262,436
333-202792	March 16, 2015	Endocyte, Inc. 2010 Equity Incentive Plan	1,677,644
333-202792	March 16, 2015	Endocyte, Inc. 2010 Employee Stock Purchase Plan	417,000
333-194366	March 6, 2014	Endocyte, Inc. 2010 Equity Incentive Plan	1,446,000
333-194366	March 6, 2014	Endocyte, Inc. 2010 Employee Stock Purchase Plan	361,000
333-190514	August 9, 2013	Endocyte, Inc. 2010 Equity Incentive Plan	2,865,365
333-172121	February 9, 2011	Endocyte, Inc. 2010 Equity Incentive Plan	1,498,929
333-172121	February 9, 2011	Endocyte, Inc. 2010 Employee Stock Purchase Plan	261,780
333-172121	February 9, 2011	Endocyte, Inc. 2007 Stock Plan	1,519,654
333-172121	February 9, 2011	Endocyte, Inc. 1997 Stock Plan	476,640

As previously disclosed, on October 17, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novartis AG, a company organized under the laws of Switzerland (“Novartis”), and Edinburgh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Novartis (“Merger Sub”). Pursuant to the Merger Agreement, on December 21, 2018, Merger Sub was merged with and into Endocyte (the “Merger”), with Endocyte continuing as the surviving corporation and a wholly owned subsidiary of Novartis.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities as of the date of this Post-Effective Amendment. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in West Lafayette, Indiana, on December 21, 2018.

Endocyte, Inc.

By:	/s/ Michael A. Sherman
Michael A. Sherman,
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.